EXHIBIT 23.1

KPMG & Associados - Sociedade de Revisores Oficiais de Contas, S.A. Edificio Monumental Av. Praia da Vitória, 71-A, 11° 1069-006 Lisboa Portugal	Telephone: +351 210 110 000 Fax: +351 210 110 121 Internet: www.kpmg.pt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report included herein dated March 5, 2012 and to the reference to our firm under the heading “Experts” in the prospectus.

Lisbon, March 5, 2012

KPMG & Associados – Sociedade de Revisores Oficiais de Contas, S.A.

KPMG & Associados - Sociedade de Revisores Oficiais de Contas, S.A., a Portuguese company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.	KPMG & Associados - S.R.O.C., S.A. Capital Social: 2.840.000 Euros - Pessoa Colectiva No PT 502 161 078-Inscrito na O.R.O.C. No 189-Inscrito na C.M.V.M. No 9093	Matriculada na Conservatória do registo Comercial de Lisboa sob o PT 502 161 078